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                                                                    EXHIBIT 23.1

[LOGO OF WILLIAMSON PETROLEUM
CONSULTANTS, INC. APPEARS HERE]




               CONSENT OF WILLIAMSON PETROLEUM CONSULTANTS, INC.


As independent oil and gas consultants, Williamson Petroleum Consultants, Inc. hereby consents to (a) the use of our reserve report entitled "Evaluation of Oil and Gas Reserves to the Interests of Bellwether Exploration Company in Certain Properties, Effective June 30, 1996, for Disclosure to the Securities and Exchange Commission, Williamson Project 6.8369" dated August 20, 1996 and (b) all references to our firm included in or made a part of the Bellwether Exploration Company Annual Report on Form 10-K to be filed with the Securities and Exchange Commission on or about September 25, 1996.



                                   /s/ Williamson Petroleum Consultants, Inc.

                                       WILLIAMSON PETROLEUM CONSULTANTS, INC.

Houston, Texas
September 24, 1996